Exhibit 99.1

SOHU.COM ANNOUNCES US$100 MILLION STOCK PURCHASE PROGRAM

BEIJING, CHINA, August 29, 2011 - Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today announced that its Board of Directors has authorized a combined share purchase program of up to US$100 million of the outstanding American Depositary Shares (ADS) of Changyou.com Limited (NASDAQ: CYOU), Sohu’s online game subsidiary, and/or outstanding shares of common stock of Sohu over a one-year period from September 1, 2011 to August 31, 2012.

The shares may be purchased from time to time at management’s discretion at prevailing market prices in the open market in accordance with Rule 10b-18 under the Securities Exchange Act of 1934. Sohu’s management will determine the timing and amount of any purchases of Changyou ADSs and/or Sohu common stock, based on their evaluation of market conditions, ADS or stock prices and other factors. The purchase program may be suspended or discontinued at any time.

“This program underscores our continued confidence in Changyou’s and Sohu’s long term growth prospects as well as an ongoing commitment to increase Sohu shareholder value,” said Dr. Charles Zhang, Chairman and Chief Executive Officer of Sohu.com. “Our Board of Directors believes that this program represents a wise use of some of our abundant cash reserves and that our consistent, healthy operating cash flow is sufficient to support our multiple growth objectives.”

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2010, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and other filings with the Securities and Exchange Commission.

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About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) and its subsidiaries currently operates over 10 online games that mainly includes in-house developed MMORPGs, such as Tian Long Ba Bu, one of the most popular online games in China, and Duke of Mount Deer, as well as web-based games, such as DDTank. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fifteenth year of operation.

About Changyou

Changyou.com Limited is a leading developer and operator of online games in China. It began operations as a business unit within Sohu.com Inc. (NASDAQ: SOHU) in 2003 predominantly focused on the development and operation of massively multi-player online role-playing games (“MMORPG”). Changyou was carved out as a separate, stand-alone company in December 2007, and completed an initial public offering on April 7, 2009. Changyou and its subsidiaries currently operates over 10 online games that mainly includes in-house developed MMORPGs, such as Tian Long Ba Bu, one of the most popular online games in China, and Duke of Mount Deer, as well as web-based games, such as DDTank. Changyou’s advanced technology platform includes advanced 2.5D and 3D graphics engines, a uniform game development platform, effective anti-cheating and anti-hacking technologies, proprietary cross-networking technology and advanced data protection technology. For more information about Changyou, please visit http://www.changyou.com/en/.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.

Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

Ms. Jenny Wu
Christensen

Tel:	+86 (10) 5826-4939
E-mail:	jwu@ChristensenIR.com

In the United States:

Mr. Jeff Bloker
Christensen

Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

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